Exhibit 10.16.2

SECOND AMENDMENT TO EXECUTIVE AGREEMENT

This Amendment (“Amendment”), dated as of January 1, 2020, is entered into by and between Aspen Aerogels, Inc., a Delaware corporation (the “Company”), and Donald R. Young (the “Executive”), for purposes of amending that certain Executive Agreement between the parties effective as of January 1, 2019 as previously amended on August 1, 2019 (the “Executive Agreement”).

RECITALS

Whereas, the Company and the Executive wish to amend the Executive Agreement to provide for the accelerated vesting of stock options and stock-based awards in connection with a Qualifying Termination (as defined in the Executive Agreement) and to extend the time allowed to exercise all vested stock options in the event of a Qualifying Termination ; and

Now, therefore, in consideration of mutual promises and other terms set forth below, the Company and the Executive agree as follows:

1.	Amendment. The Executive Agreement is hereby amended as follows:

(I)

A new sub-paragraph is added to Section 4(b) and numbered Section 4(b)(vi) so that it applies only in connection with a Qualifying Termination prior to Change of Control. The new Section 4(b)(vi) provides as follows:.

Options and Stock Based Awards.  Notwithstanding anything to the contrary in any then outstanding option agreement  or stock-based award agreement (other than the Restricted Stock Agreement, which will continued to be governed in accordance with its terms), (a) the vesting of such number of stock options and other stock-based awards outstanding and held by the Executive as would have vested in the three (3) months immediately following the Date of Termination had the Executive continued his employment for such three (3) month period shall immediately accelerate and become vested and exercisable as of the Date of Termination and (b) subject to any permitted action by the Board upon a Change of Control or other merger, sale, dissolution or liquidation of the Company under Company’s applicable equity plan to terminate the stock options or other stock-based awards, all vested stock options shall be exercisable for not less than one (1) year from the Date of Termination.

(II)	The text of Section 4(c) is deleted in full and shall now provide that it is “RESERVED”

(III)

A new sub-paragraph is added to Section 5(a) and numbered Section 5(a)(xi) so that it applies only in connection with a Qualifying Termination after a Change of Control. The new Section 5(a)(xi) provides as follows:

Options and Stock Based Awards.  Notwithstanding anything to the contrary in any then outstanding option agreement  or stock-based award agreement (other than the Restricted Stock Agreement, which will continued to be governed in accordance with its terms), the vesting of all stock options and other stock-based awards outstanding and held by the Executive shall immediately accelerate and become fully vested and exercisable as of the Date of Termination, and subject to any permitted action by the Board upon a Change of Control under Company’s applicable equity plan to terminate the stock options or other stock-based awards, all vested stock options shall be exercisable for one (1) year from the Date of Termination.

(IV)	The text of Section 5(b) is deleted in full and shall now provide that it is “RESERVED”

2.

Miscellaneous Provisions.  Capitalized terms used but not defined within this Amendment have the meanings specified within the Executive Agreement.  Except as expressly modified by this Amendment, all terms and conditions of the Executive Agreement remain in full force and effect.  This Amendment can be executed by the parties hereto by facsimile and in counterparts, each of which is deemed an original and both of which taken together constitutes one agreement binding upon the parties hereto.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

In witness whereof, the Parties hereto enter into this Amendment by signing below.

ASPEN AEROGELS, INC.	/s/ Donald R. Young
Donald R. Young
By: /s/ John F. Fairbanks
January 31, 2020
John F. Fairbanks	Date
Name

Vice President, Chief Financial Officer and Treasurer
Title

January 31, 2020
Date